Exhibit 5.1

Squire Patton Boggs (US) LLP 1230 Peachtree Street, NE Suite 1700 Atlanta, GA 30309 O +1 678 272 3200 squirepattonboggs.com

June 10, 2020

United Community Banks, Inc.

125 Highway 515 East

Blairsville, Georgia 30512

Ladies and Gentlemen:

We have acted as counsel to United Community Banks, Inc., a Georgia corporation (the “Company”), with the issuance and sale of an aggregate of 4,000,000 Depositary Shares (the “Depositary Shares”), each representing ownership of 1/1,000th of a share of the Company’s Series I Non-Cumulative Preferred Stock, $1.00 par value per share, with a liquidation preference of $25,000 per share (the “Preferred Stock”), pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-224367), initially filed on April 20, 2018 and subsequently amended by the Post-Effective Amendment No. 1 filed on June 3, 2020 (as so amended, the “Registration Statement”)., a final prospectus supplement (including base prospectus), dated June 5, 2020 (the “Prospectus”), the Underwriting Agreement, dated June 3, 2020, between the Company, on the one hand, and Keefe, Bruyette & Woods, Inc., as representative of the Underwriters (the “Underwriters”) listed in Schedule A therein (the “Underwriting Agreement”), on the other hand, and the Deposit Agreement, dated as of June 10, 2020, between the Company and Continental Stock Transfer & Trust Co., as depositary (the “Deposit Agreement”).

We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Articles of Incorporation, as amended (including, without limitation, the Articles of Amendment relating to the Preferred Stock, filed with the Georgia Secretary of State on June 5, 2020) and the Amended and Restated Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company, or a duly authorized committee thereof, adopted on May 29, 2020 and June 3, 2020; (iii) the Registration Statement and the Prospectus; (iv) the Underwriting Agreement; (v) the Deposit Agreement; and (vi) such other certificates, instruments and documents as we have considered appropriate for purposes of the opinions hereafter expressed. In rendering this opinion, we have relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such review, we have assumed (i) the genuineness of all signatures and the legal competence of all signatories; (ii) the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies; (iii) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties; and (iv) the proper issuance and accuracy of certificates of public officials and officers and agents of the Company.

United Community Banks, Inc.	Squire Patton Boggs (US) LLP

June 10, 2020

This opinion is limited to the laws of the State of Georgia, excluding local laws of the State of Georgia (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of Georgia and judicial decisions to the extent they deal with any of the foregoing), the laws of the State of New York and the federal laws of the United States of America that are, in our experience, normally applicable to the transactions of the type provided for in the Registration Statement, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (i) the shares of Preferred Stock have been duly authorized and, when issued and delivered by the Company to the Depositary in accordance with the terms of the Underwriting Agreement and the Deposit Agreement, as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, and (ii) the Depositary Shares have been duly authorized and, when issued and sold in accordance with the terms of the Underwriting Agreement and the Deposit Agreement, as described in the Registration Statement and the Prospectus, will be validly issued and will represent legal and valid interests in the Preferred Stock and the holders of the Depositary Shares will be entitled to the rights specified in the Deposit Agreement.

This opinion is delivered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on June 10, 2020, and thereby incorporated by reference into the Registration Statement, and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP